Exhibit 99

NEWS

Contact: Frank Moore (Media) (310) 201-3335

Gaston Kent (Investors) (310) 201-3423

For Immediate Release

Northrop Grumman Reports

First Quarter 2004 Results

EPS from Continuing Operations Increase 37 Percent to $1.25

Sales Increase 21 Percent to $7.1 Billion

Cash from Operations Totals $263 Million

Contract Acquisitions Increase 19 Percent

Total Backlog $57.6 Billion

Company Confirms Previous 2004 Guidance

LOS ANGELES — May 4, 2004 — Northrop Grumman Corporation (NYSE: NOC) reported that first quarter 2004 income from continuing operations rose 31 percent to $228 million, or $1.25 per diluted share, compared with $174 million, or $0.91 per diluted share, for the same period of 2003. Sales for the first quarter of 2004 increased 21 percent to $7.1 billion from $5.9 billion for the same period of 2003.

Total operating margin for the 2004 first quarter was $434 million compared with $328 million in the same period a year ago. The first quarter 2004 total operating margin includes $110 million of unallocated corporate expenses compared with $30 million for the 2003 first quarter. First quarter 2004 unallocated corporate expenses rose $80 million, mainly due to an additional provision for legal and interest costs relating to an Indiana Court of Appeals decision on April 27, 2004, affirming lower court awards against the company and in favor of Allison Gas Turbine. The awards related to cost overruns on a discontinued prototype aircraft from the 1980s. Unallocated corporate expenses for the quarter also included higher mark-to-market stock compensation expenses and environmental remediation accruals.

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports First Quarter 2004 Results	Page 2

First quarter 2004 total operating margin includes pension expense determined in accordance with generally accepted accounting principles of $90 million versus pension expense of $140 million in the first quarter of 2003. Pension expense allocated to contracts pursuant to government Cost Accounting Standards (CAS) increased total operating margin by $80 million in the first quarter of 2004 and $71 million for the comparable 2003 period.

“Overall, first quarter results from our operations were outstanding. Each of our segments generated strong double-digit sales growth and solid increases in profit,” said Ronald D. Sugar, Northrop Grumman chairman, chief executive officer and president. “Bookings for the quarter increased 19 percent, and we are on track to achieve our 2004 financial targets.”

“I’m pleased with this quarter’s performance, and looking at the total picture, we are in excellent shape to continue to drive operational and financial performance,” Sugar added. “We are living in very challenging times and we believe that our strategy, which is to anticipate the changing nature of 21st century warfare and lead the revolutionary advances in technology that are redefining both the battlefield and our security at home, is clearly on target.”

Net income for the 2004 first quarter was $232 million, or $1.27 per diluted share, compared with $253 million, or $1.34 per diluted share for the same period of 2003. First quarter 2004 income from discontinued operations was $1 million compared with $80 million in the previous year. First quarter 2003 income from discontinued operations included the results of TRW Automotive, which was sold on Feb. 28, 2003.

Contract acquisitions were $8.4 billion in the first quarter of 2004 compared with $7.1 billion for the same period of 2003. Total funded backlog was $28.2 billion at March 31, 2004, compared with $26.9 billion at Dec. 31, 2003. Total backlog, which includes funded backlog and firm orders for which funding is not currently contractually obligated by the customer, was $57.6 billion at March 31, 2004, compared with $58.2 billion at Dec. 31, 2003.

Guidance for 2004

Consistent with previous guidance, the company expects 2004 sales of approximately $28 billion. Earnings per share from continuing operations are expected to range between $5.60 and $5.90, which includes estimated pension expense of approximately $345 million and pension expense recognized under CAS, which is generally recoverable under government contracts, of approximately $320 million. These estimates have been refined to reflect the latest updates for foreign pension plans and plan participant census data. Net cash provided by operating activities for 2004 is expected to total approximately $1.5 billion.

Northrop Grumman Reports First Quarter 2004 Results	Page 3

Segment Results

ELECTRONIC SYSTEMS

	($ in millions) FIRST QUARTER
	2004	2003
Sales	$1,538	$1,338
Operating Margin	158	121
% Operating margin to sales	10.3%	9.0%

Electronic Systems first quarter 2004 sales increased 15 percent from the first quarter of 2003 reflecting higher volume across all business areas. First quarter 2004 operating margin increased 31 percent from the first quarter of 2003, primarily due to higher sales volume as well as improved performance in the C4ISR & Naval Systems, Defensive Systems, Government Systems and Other business areas.

SHIPS

	($ in millions) FIRST QUARTER
	2004	2003
Sales	$1,444	$1,195
Operating Margin	86	75
% Operating margin to sales	6.0%	6.3%

Ships 2004 first quarter sales, which include the financial results of the Newport News and Ship Systems sectors, increased 21 percent compared with the 2003 first quarter. Amphibious & Auxiliary revenue rose 51 percent as a result of increased sales from the LPD and LHD programs; Surface Combatants sales rose 46 percent, primarily due to increased revenue from the DD(X) program. Operating margin for the 2004 first quarter increased 15 percent compared with the 2003 first quarter reflecting higher volume, which was partially offset by a change in program mix toward lower margin development programs.

INFORMATION TECHNOLOGY

	($ in millions) FIRST QUARTER
	2004	2003
Sales	$1,230	$1,091
Operating Margin	71	61
% Operating margin to sales	5.8%	5.6%

Information Technology first quarter 2004 sales increased 13 percent, and first quarter 2004 operating margin increased 16 percent, as compared with the first quarter of 2003. First quarter 2004 sales increased due to higher revenue in the Government Information Technology business area versus the prior year. Operating margin increased primarily due to increased sales and improved performance in the Government Information Technology business area.

Northrop Grumman Reports First Quarter 2004 Results	Page 4

MISSION SYSTEMS

	($ in millions) FIRST QUARTER
	2004	2003
Sales	$1,183	$923
Operating Margin	76	56
% Operating margin to sales	6.4%	6.1%

Mission Systems first quarter 2004 sales increased 28 percent, and first quarter 2004 operating margin rose 36 percent, as compared with first quarter 2003 results. First quarter 2004 sales were higher in the Command, Control & Intelligence Systems and Missile Systems business areas. Higher operating margin was primarily due to increased sales as well as improved performance in the Missile Systems business area.

INTEGRATED SYSTEMS

	($ in millions) FIRST QUARTER
	2004	2003
Sales	$1,147	$825
Operating Margin	116	88
% Operating margin to sales	10.1%	10.7%

Integrated Systems sales for the first quarter of 2004 increased 39 percent over the first quarter of 2003, primarily due to increased F-35, Global Hawk and MP-RTIP sales in the Air Combat Systems business area as well as increased E-2 Advanced Hawkeye sales in the Airborne Early Warning/Electronic Warfare Systems business area. Operating margin for the first quarter of 2004 increased 32 percent from the first quarter of 2003, reflecting higher volume in development programs such as F-35, E-2 Advanced Hawkeye and Global Hawk.

SPACE TECHNOLOGY

	($ in millions) FIRST QUARTER
	2004	2003
Sales	$806	$648
Operating Margin	51	32
% Operating margin to sales	6.3%	4.9%

Space Technology first quarter 2004 sales rose 24 percent over first quarter 2003 results, due to higher F-35 and F-22 sales in the Software Defined Radios business area, increased classified sales in Intelligence, Surveillance & Reconnaissance, and increased sales in the National Polar-Orbiting Operational Environmental Satellite Systems and James Webb Space Telescope programs in the Civil Space business area. First quarter 2004 operating margin rose 59 percent as compared with the first quarter 2003, primarily due to higher sales and improved performance in the Software Defined Radios, Satellite Communications and Technology business areas.

Northrop Grumman Reports First Quarter 2004 Results	Page 5

Debt and Cash Measurements

Northrop Grumman’s total debt was $6.0 billion at March 31, 2004, compared with $5.9 billion at Dec. 31, 2003. Interest expense for the first quarter of 2004 declined to $113 million from $144 million for the 2003 first quarter as a result of a reduction in fixed-rate debt acquired with the acquisition of TRW Inc. First quarter 2004 interest expense also includes the impact of the adoption of SFAS 150 – Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which was adopted on July 1, 2003, and required $6 million of dividends payable on mandatorily redeemable preferred stock for the quarter to be classified as interest expense.

Net cash provided by operating activities in the 2004 first quarter totaled $263 million versus net cash used by operating activities of $1.1 billion in the first quarter of 2003, which included a $1 billion B-2 tax payment. During the first quarter of 2004, the company repurchased approximately 1.8 million shares of its common stock at an average price of $98.69 per share. Since the Aug. 20, 2003, announcement of a plan to repurchase up to $700 million of Northrop Grumman common stock, the company has repurchased more than 4 million shares at an average price of $93.56.

About Northrop Grumman

Northrop Grumman Corporation is a global defense company, headquartered in Los Angeles, Calif. Northrop Grumman provides a broad array of technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding and space technology. The company has approximately 123,000 employees and operates in all 50 states and 25 countries and serves U.S. and international military, government and commercial customers.

Note: Certain statements and assumptions in this release contain or are based on “forward-looking” information (that Northrop Grumman believes to be within the definition in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “project,” “expect,” “estimate,” “assume,” “guidance” or variations thereof. This information reflects the company’s best estimates when made, but the company expressly disclaims any duty to update this information if new data becomes available or estimates change after the date of this release.

Such “forward-looking” information includes, among other things, financial guidance regarding sales, segment operating margin, pension expense, employer contributions under pension plans and medical and life benefits plans, and cash flow, and is subject to numerous assumptions and uncertainties, many of which are outside Northrop Grumman’s control. These include Northrop Grumman’s assumptions with respect to future revenues, expected program performance and cash flows, returns on pension plan assets and variability of pension actuarial and related assumptions, the outcome of litigation and appeals, environmental remediation, divestitures of businesses, successful reduction of debt, successful negotiation of contracts with labor unions, effective tax rates and timing and amounts of tax payments, and anticipated costs of capital investments, among other things. Northrop Grumman’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. Government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, Northrop Grumman’s successful performance of internal plans; government customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products and, in

Northrop Grumman Reports First Quarter 2004 Results	Page 6

connection with any fixed price development programs, controlling cost growth in meeting production specifications and delivery rates; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes; natural disasters and terrorist acts; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology, naval vessels, space systems and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in Northrop Grumman’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Northrop Grumman reports on Form 10-K and Form 10-Q.

Northrop Grumman will webcast its security analyst conference call at 11 a.m. EDT on May 4, 2004. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.

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SCHEDULE 1

NORTHROP GRUMMAN CORPORATION

FINANCIAL HIGHLIGHTS

($ in millions, except per share)

(unaudited)

	FIRST QUARTER
	2004	2003
OPERATING RESULTS HIGHLIGHTS
Total contract acquisitions (1)	$8,420	$7,090
Total sales	7,105	5,866
Total operating margin	434	328
Income from continuing operations	228	174
Net income	232	253
Diluted earnings per share from continuing operations	1.25	.91
Diluted earnings per share	1.27	1.34

Net cash provided by (used in) operating activities	263	(1,112)

	MARCH 31, 2004	DECEMBER 31, 2003 (4)
BALANCE SHEET HIGHLIGHTS
Cash and cash equivalents	$457	$342
Accounts receivable, net	3,426	3,198
Inventoried costs, net	1,319	1,147
Property, plant and equipment, net	4,019	4,036
Total debt	5,962	5,881
Net debt (2)	5,505	5,539
Mandatorily redeemable preferred stock	350	350
Shareholders’ equity	15,863	15,785
Total assets	33,344	33,009

Net debt to capitalization ratio (3)	25%	26%

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.
(2)	Total debt less cash and cash equivalents.
(3)	Net debt divided by the sum of shareholders’ equity and total debt.
(4)	Certain prior year amounts have been reclassified to conform to the 2004 presentation.

SCHEDULE 2

NORTHROP GRUMMAN CORPORATION

FINANCIAL HIGHLIGHTS

($ in millions, except per share)

(unaudited)

	FIRST QUARTER
	2004	2003 (1)
Sales
Electronic Systems	$1,538	$1,338
Ships	1,444	1,195
Information Technology	1,230	1,091
Mission Systems	1,183	923
Integrated Systems	1,147	825
Space Technology	806	648
Intersegment Eliminations	(243)	(154)

	$7,105	$5,866

Operating margin
Electronic Systems	$158	$121
Ships	86	75
Information Technology	71	61
Mission Systems	76	56
Integrated Systems	116	88
Space Technology	51	32

Total segment operating margin	558	433

Reconciliation to operating margin (2)
Unallocated expenses	(110)	(30)
Pension expense	(90)	(140)
Reversal of CAS pension expense included above	80	71
Reversal of royalty income included above	(4)	(6)

Operating margin	434	328

Interest income	16	12
Interest expense	(113)	(144)
Other, net	10	17

Income from continuing operations before income taxes	347	213
Federal and foreign income taxes	119	39

Income from continuing operations	228	174
Income from discontinued operations, net of tax	1	80
Gain (loss) from disposal of discontinued operations, net of tax	3	(1)

Net income	$232	$253

Diluted earnings per share
From continuing operations	$1.25	$.91
Income from discontinued operations, net of tax		.43
Gain on disposal of discontinued operations, net of tax	.02

Diluted earnings per share	$1.27	$1.34

(1)	Certain prior year amounts have been reclassified to conform to the 2004 presentation.
(2)	Pension expense is included in determining segment operating margin to the extent that the cost is currently recognized under government Cost Accounting Standards (CAS). In order to reconcile from segment operating margin to total company operating margin, these amounts are reported under the caption “Reversal of CAS pension expense included above.” Total pension expense determined in accordance with Generally Accepted Accounting Principles (GAAP) is reported separately as a reconciling item under the caption “Pension expense.” The reconciling item captioned “Unallocated expenses” includes the portion of corporate, legal, environmental, state income tax, other retiree benefits expenses and other expenses not considered allowable under CAS and not allocated to the segments.

SCHEDULE 3

NORTHROP GRUMMAN CORPORATION

ADDITIONAL SEGMENT INFORMATION

($ in millions)

(unaudited)

	CONTRACT ACQUISITIONS (1)		FUNDED BACKLOG (2)
	FIRST QUARTER		MARCH 31,
	2004	2003 (4)	2004	2003 (4)
Electronic Systems	$1,772	$1,578	$6,702	$6,735
Ships	1,518	850	9,823	10,016
Information Technology	1,212	1,326	2,283	2,344
Mission Systems	1,336	1,212	3,058	2,490
Integrated Systems	1,768	1,665	4,919	4,605
Space Technology	1,133	767	1,885	1,427
Intersegment Eliminations	(319)	(308)	(489)	(340)

Total	$8,420	$7,090	$28,181	$27,277

	TOTAL BACKLOG, MARCH 31, 2004
	FUNDED	UNFUNDED (3)	TOTAL BACKLOG
Electronic Systems	$6,702	$2,379	$9,081
Ships	9,823	3,943	13,766
Information Technology	2,283	2,269	4,552
Mission Systems	3,058	7,369	10,427
Integrated Systems	4,919	5,082	10,001
Space Technology	1,885	8,391	10,276
Intersegment Eliminations	(489)	—	(489)

Total	$28,181	$29,433	$57,614

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.
(2)	Funded backlog represents unfilled orders for which funding has been contractually obligated by the customer.
(3)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer. Unfunded backlog excludes unexercised contract options and unfunded Indefinite Delivery Indefinite Quantity (IDIQ) orders.
(4)	Certain prior year amounts have been reclassified to conform to the 2004 presentation.

AMORTIZATION OF PURCHASED INTANGIBLES

	FIRST QUARTER
	2004	2003
Electronic Systems	$21	$21
Ships	10	10
Information Technology	5	5
Mission Systems	8	9
Integrated Systems	4	4
Space Technology	8	8

	$56	$57

SCHEDULE 4

NORTHROP GRUMMAN CORPORATION

SALES BY BUSINESS AREA WITHIN SEGMENTS

($ in millions)

(unaudited)

	FIRST QUARTER
	2004	2003 (1)
Electronic Systems
Aerospace Systems	$392	$356
C4ISR & Naval Systems	332	279
Defensive Systems	255	214
Navigation Systems	184	174
Government Systems	124	86
Space Systems	111	110
Other	140	119

	1,538	1,338

Ships
Surface Combatants	470	321
Aircraft Carriers	440	470
Amphibious and Auxiliary	306	203
Submarines	162	132
Commercial and International	38	36
Services and Other	41	39
Intrasegment Eliminations	(13)	(6)

	1,444	1,195

Information Technology
Government Information Technology	753	624
Enterprise Information Technology	176	182
Technology Services	159	153
Commercial Information Technology	175	157
Intrasegment Eliminations	(33)	(25)

	1,230	1,091

Mission Systems
Command, Control & Intelligence Systems	723	557
Missile Systems	285	212
Technical and Management Services	188	165
Intrasegment Eliminations	(13)	(11)

	1,183	923

Integrated Systems
Air Combat Systems	712	516
Airborne Early Warning/Electronic Warfare Systems	280	179
Airborne Ground Surveillance/Battle Management Systems	156	130
Intrasegment Eliminations	(1)	—

	1,147	825

Space Technology
Intelligence, Surveillance & Reconnaissance	237	188
Civil Space	155	118
Software Defined Radios	143	85
Satellite Communications	132	133
Missile and Space Defense	99	88
Technology	52	45
Intrasegment Eliminations	(12)	(9)

	806	648

Intersegment Eliminations	(243)	(154)

Total Sales	$7,105	$5,866

(1)	Certain prior year amounts have been reclassified to conform to the 2004 presentation.